Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AWARD AGREEMENT is made and entered into as of                          , 201     (the “Date of Grant”), by and between Pinnacle West Capital Corporation (the “Company”), and                                          (“Employee”).

BACKGROUND

A.                                   The Board of Directors of the Company (the “Board of Directors”) has adopted, and the shareholders of the Company have approved, the Pinnacle West Capital Corporation 2007 Long-Term Incentive Plan (the “2007 Plan”), pursuant to which Restricted Stock Units and Dividend Equivalents may be granted to employees of the Company and its Subsidiaries.

B.                                     The Board of Directors also has adopted the Pinnacle West Capital Corporation 2012 Long-Term Incentive Plan (the “2012 Plan”), which also authorizes the award of Restricted Stock Units and Dividend Equivalents.  The Company intends to submit the 2012 Plan to its shareholders for their approval at the Company’s 2012 Annual Meeting.

C.                                     Subject to the approval of the Company’s shareholders, the Company hereby grants to Employee Restricted Stock Units and Dividend Equivalents under the terms of the 2012 Plan.  If, but only if, the shareholders do not approve the 2012 Plan, the Company hereby grants to Employee Restricted Stock Units and Dividend Equivalents under the terms of the 2007 Plan.  For purposes of the remaining provisions of this Agreement, the plan pursuant to which the Award evidenced by this Agreement is made, as determined in accordance with the preceding provisions of this paragraph, shall be referred to as the “Plan.”

D.                                    Pursuant to the Plan, the Company and Employee agree as follows:

AGREEMENT

1.                                       Grant of Award.  Pursuant to action of the Committee which was taken on the Date of Grant, the Company grants to Employee                        (x,xxx) Restricted Stock Units and Dividend Equivalents based on the dividends declared on the shares of Stock to which such Restricted Stock Units relate.

2.                                       Award Subject to Plan.  This Restricted Stock Unit Award and the related Dividend Equivalent Award are granted under and are expressly subject to all of the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement.  In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan shall control.  If this Award is made pursuant to the 2007 Plan, as determined in accordance with paragraph C of the Background Section, above, this Agreement shall be subject to the terms of the Master Amendment to Restricted Stock Unit Agreements to be entered into between Employee and the Company.

3.                                       Vesting of Restricted Stock Units.  The Restricted Stock Units granted pursuant to Section 1 will vest and no longer be subject to the restrictions of and forfeiture under this Award Agreement on four  (4) “Vesting Dates” as follows:

(a)                                  x,xxx Restricted Stock Units will vest on                      ,         ;

(b)                                 x,xxx Restricted Stock Units will vest on                      ,         ;

(c)                                  x,xxx Restricted Stock Units will vest on                      ,         ; and

(d)                                 The remaining x,xxx Restricted Stock Units will vest on                      ,         .

In addition, the Restricted Stock Units will fully vest and (subject to Section 4(a)) no longer be subject to the restrictions of and forfeiture under this Award Agreement upon Employee’s Retirement; provided, however, all Restricted Stock Units and the related Dividend Equivalents not vested prior to the date of Employee’s Retirement (and that will vest solely as a result of this provision) will be forfeited and Employee shall not be entitled to receive any payment in connection therewith if Employee’s employment is terminated for Cause regardless of Employee’s Retirement or eligibility for Retirement.  For purposes of this Award Agreement, (i) “Retirement” means a termination of employment which constitutes an “Early Retirement” or a “Normal Retirement” under the Pinnacle West Capital Corporation Retirement Plan, and (ii) “Cause” means (A) embezzlement, theft, fraud, deceit and/or dishonesty by the Employee involving the property, business or affairs of the Company or any of its Subsidiaries, or (B) an act of moral turpitude which in the sole judgment of the Chief Executive Officer of the Company reflects adversely on the business or reputation of the Company or any of its Subsidiaries or negatively affects any of the Company’s or any of its Subsidiaries’ employees or customers.

4.                                       Payment.

(a)                                  Time and Form of Payment.  Subject to the provisions of this Award Agreement and the Plan, when a Restricted Stock Unit vests on one of the Vesting Dates set forth in clauses (a), (b), (c) or (d) of Section 3 above, Employee shall receive in exchange for each Restricted Stock Unit one unrestricted fully transferrable share of Stock.  Employee may elect, pursuant to Section 4(b), to receive payment for the Restricted Stock Units payable on any Vesting Date in the form of fully transferrable shares of Stock or 50% cash and 50% in unrestricted fully transferrable shares of Stock.  If a Restricted Stock Unit vests prior to the applicable Vesting Date due to Employee’s Retirement, the transfer or payment will be deferred until the applicable Vesting Date.  Any cash payment will be based on the Fair Market Value of one share of Stock determined as of the Vesting Date on which the Restricted Stock Unit vests.  The transfer or payment shall be made within 30 days of the applicable Vesting Date.

(b)                                 Election of Form of Payment.  Within 45 days after the Date of Grant, Employee must elect to receive payment for Employee’s vested Restricted Stock Units and Dividend Equivalents in fully transferable shares of Stock or 50% in cash and 50% in fully transferrable shares of Stock by completing and returning to the Company the election form attached to this Agreement.  In the absence of a timely election by Employee, Employee will receive payment for the vested Restricted Stock Units and Dividend Equivalents in fully transferable shares of Stock.

(c)                                  Dividend Equivalents.  In satisfaction of the Dividend Equivalents Award made pursuant to Section 1, at the time of the Company’s delivery of payment pursuant to Section 4(a), the Company also will deliver to Employee a payment equal to the amount of dividends, if any, that Employee would have received if Employee had directly owned the Stock to which the Restricted Stock Units relate from the Date of Grant to the applicable Vesting Date, plus interest on such amount at the rate of      percent compounded quarterly.  Pursuant to the election filed by the Employee pursuant to Section 4(b), payment for the Dividend Equivalents and interest will be made in fully transferrable shares of Stock, or 50% in cash and 50% in fully transferrable shares of Stock.  The number of shares of Stock distributed to Employee will be determined by dividing the amount of the Dividend Equivalents and interest by the Fair Market Value of one share of Stock as of the applicable Vesting Date. No fractional Stock shall be issued.  If the Stock payout results in a fractional share of one-half or greater, such fraction will be increased to provide for the issuance of a full share of Stock.

(d)                                 Impact on Pension Plans. The value of the shares of Stock distributed upon payment for the Restricted Stock Units and Dividend Equivalents will be disregarded for purposes of calculating the amount of Employee’s benefit under any Company retirement plans.

5.                                       Termination of Award.  Except as otherwise provided in Section 3 with respect to Employee’s Retirement, in the event of the termination of Employee’s employment with the Company or any of its Subsidiaries, whether due to voluntary or involuntary termination, death, disability or otherwise, Employee’s right to vest in any additional Restricted Stock Units or Dividend Equivalents under the Plan or this Award Agreement, if any, will terminate. Any unvested Restricted Stock Units and the related Dividend Equivalents will be forfeited effective as of the date that Employee terminates active employment with the Company or any of its Subsidiaries.

6.                                       Section 409A Compliance.  If the Company concludes, in the exercise of its discretion, that this Award is subject to Section 409A of the Code, the Plan and this Award Agreement shall be administered in compliance with Section 409A and each provision of this Award Agreement and the Plan shall be interpreted to comply with Section 409A.  If the Company concludes, in the exercise of its discretion, that this Award is not subject to Section 409A, but, instead, is eligible for the short-term deferral exception to the requirements of Section 409A, the Plan and this Award Agreement shall be administered to comply with the requirements of the short-term deferral exception to the requirements of Section 409A and each provision of this Award Agreement and the Plan shall be interpreted to comply with the requirements of such exception.  In either event, Employee does not have any right to make any election regarding the time or form of any payment due under this Award Agreement other than the election described in Section 4(b).

7.                                       Tax Withholding.  Employee is responsible for any and all federal, state, and local income, payroll or other tax obligations or withholdings (collectively, the “Taxes”) arising out of this Award.  Employee shall pay any and all Taxes due prior to the payout of Stock or cash hereunder by check or other arrangement acceptable to the Company.  Employee shall pay any and all Taxes due in connection with a payout of Stock or cash hereunder by check or by having the Company withhold cash or shares of Stock from such payout.  Within 45 days after the Date of Grant, Employee must elect, on the election form described in Section 4(b), how Employee will satisfy the tax obligations upon a payout.  In the absence of a timely election by Employee, Employee’s tax withholding obligation upon a payout will be satisfied through the Company’s withholding of cash or shares of Stock as set forth above.

8.                                       Continued Employment.  Nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company or its Subsidiaries to terminate Employee’s employment or services at any time.  In addition, nothing in the Plan or this Award Agreement shall be interpreted to confer upon Employee the right to continue in the employ or service of the Company or its Subsidiaries.

9.                                       Confidentiality.  During and after Employee’s Termination of Employment, for any reason, Employee agrees that Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than the Company or any of its Affiliates any Confidential Information (as hereinafter defined), whether prepared by Employee or not;

provided, however, that during the term of Employee’s employment, any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company and its Affiliates who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, and (ii) in good faith by Employee in connection with the performance of Employee’s job duties to persons who are authorized to receive such information by the Company or its Affiliates.  Employee shall have no obligation to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that it may seek an appropriate protective order.

Employee agrees that all Confidential Information of the Company and its Affiliates (whether now or hereafter existing) conceived, discovered or made by him during employment exclusively belongs to the Company or its Affiliates (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.  For purposes of this Section 9, the term “Confidential Information” shall mean and include any information disclosed to Employee any time during Employee’s employment with the Company or its Affiliates or thereafter which is not generally known to the public, including, but not limited to, information concerning the Company’s or its Affiliates’ assets and valuations, business plans, methods of operation, management, information systems, procedures, processes, practices, policies, plans, programs, personnel and/or reports or other information prepared by appraisers, consultants, advisors, bankers or attorneys.

10.                                 Restrictive Covenants.

(a)                                  Non-Competition.  Employee agrees that for a period of 12 months following any Termination of Employment voluntarily by Employee (other than due to Disability), Employee shall not, without the prior written consent of the Company’s General Counsel, participate, whether as a consultant, employee, contractor, partner, owner (ownership of less than 5% of the outstanding stock of a publicly traded company will not be considered ownership under this provision), co-owner, or otherwise, with any business, corporation, group, entity or individual that is engaged in the business activity of supplying electric service in any area of Arizona for which the Company or its Affiliates is authorized to supply the same or similar service

(b)                                 Employee Non-Solicitation.  Employee agrees that for a period of 12 months following Employee’s termination of employment for any reason, Employee will not encourage, induce, or otherwise solicit, or actively assist any other person or organization to encourage, induce or otherwise solicit, directly or indirectly, any employee of the Company or any of its Affiliates to terminate his or her employment with the Company or its Affiliates , or otherwise interfere with the advantageous business relationship of the Company and its Affiliates with their employees.

(c)                                  Remedies.  If Employee fails to comply with Sections 9, 10(a) or 10(b) in a material respect, the Company may (i) cause any of Employee’s unvested Restricted Stock Units and related Dividend Equivalents to be cancelled and forfeited, (ii) refuse to deliver shares of Stock or cash in exchange for vested Restricted Stock Units or Dividend Equivalents, and/or (iii) pursue any other rights and remedies the Company may have pursuant to this Award Agreement or the Plan at law or in equity including, specifically, injunctive relief.

11.                                 Non-Transferability.  Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except as provided in the Plan.

12.                                 Definitions: Copy of Plan and Plan Prospectus.  To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan.  By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan and the related Plan Prospectus.

13.                                 Amendment.  Except as provided below, any amendments to this Award Agreement must be made by a written agreement executed by the Company and Employee.  The Company may amend this Award Agreement unilaterally, without the consent of Employee, if the change (i) is required by law or regulation, (ii) does not adversely affect in any material way the rights of Employee, or (iii) is required to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code or to comply with the provisions of Section 409A of the Code and applicable regulations or other interpretive authority.  Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 17.15 of the Plan.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed, as of the Date of Grant, by an authorized representative of the Company and this Award Agreement has been executed by Employee.

PINNACLE WEST CAPITAL CORPORATION

By:
Its:
Date:

EMPLOYEE

By:
Date:

Pinnacle West Capital Corporation

RESTRICTED STOCK UNIT AWARD
ELECTION FORM

(applies to Award Agreement dated     /    /    )

INFORMATION ABOUT YOU

Last	First	Middle Initial	Employee ID#

1. PAYMENT ELECTION

In accordance with the terms of the Pinnacle West Capital Corporation 2012 Long-Term Incentive Plan and pursuant to Section 4(b) of the Award Agreement, I hereby elect to receive payment for the Restricted Stock Units and Dividend Equivalents that vest on the dates set forth below in the following form (place an “X” in the “Stock” column or in the “50% Cash/50% Stock” column for each of the years and types of Awards set forth below):

Restricted Stock Units and Dividend Equivalents
Vesting Date	Stock	50% Cash/ 50% Stock
/ /	☐	☐

/ /	☐	☐

/ /	☐	☐

/ /	☐	☐

2. TAX WITHHOLDING ELECTION

I hereby elect to satisfy any tax withholding obligation associated with my receipt of Stock or Stock and cash in exchange for my Restricted Stock Units and Dividend Equivalents in the following form (place an “X” in the “Check” column or in the “Stock/Cash” column):

Check (I will write a check for my taxes that are due and deliver it to the Company within one (1) day of the release date of my Stock or cash payment) ☐	Withholding (The Company should withhold shares of my Stock or cash payment to cover my taxes) ☐

To the extent permitted by law, I hereby elect Federal tax withholding of percent (minimum may not be less than 25% and maximum may not exceed 35%)

PARTICIPANT NAME (PLEASE PRINT)

PARTICIPANT SIGNATURE	DATE

IMPORTANT NOTE:	Please complete and return this Election Form to Jennifer Mellegers at Mail Station 9996 by , .